Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Terri Kaupp/ tkaupp@deveney.com

504-450-5848

Ruth’s Chris Steak House to Acquire Six Hawaiian Restaurant Locations

From Longtime Franchise Partner

Winter Park, Fla. – November 3, 2017 – Ruth’s Hospitality Group, Inc. (RHGI) is pleased to announce the acquisition of six Hawaii Ruth’s Chris Steak House locations from longtime franchise partner Desert Island Restaurants.  Since 1994, the Desert Island Restaurants team, led by Founder and Chief Executive Officer Randy Schoch, has operated an award-winning group of restaurants, leveraging founder Ruth Fertel’s successful recipe: sizzling prime steaks and legendary hospitality – enhanced with the aloha spirit of Hawaii.

“We’re delighted to welcome these outstanding restaurants and their wonderful teams into the Ruth’s Hospitality Group family and are committed to continuing their success. These locations truly embody the culture of hospitality, quality and service that has set us apart for more than 50 years,” said Mike O’Donnell, Chairman and Chief Executive Officer for Ruth’s Hospitality Group. “Having spent time with the teams in Hawaii, I’ve seen firsthand why our guests so enjoy their dining experiences with us. I look forward to continuing our great work with the Hawaii teams.”

For over twenty years, the Hawaii Ruth’s locations have become a favorite among both locals and travelers, consistently delivering the hospitality of Ruth’s Chris and exceeding guest expectations. These six locations include: Honolulu, Waikiki, Lahaina, Wailea, Mauna Lani and the newest location, Kauai.

Together with Schoch’s team at Desert Island Restaurants, RHGI will work closely to ensure a seamless transition for team members and guests.

“With RHGI’s leadership and the strength of the Ruth’s Chris Steak House brand, the future of these locations is in excellent hands,” said Schoch. “I’m confident that RHGI will build upon our accomplishments and embrace the island spirit that has continuously guided everything our team members do.”

Both RHGI and Desert Island Restaurants are diligently working on the integration. The anticipated completion of the transaction is expected no later than the end of the first quarter of 2018.

About Ruth's Hospitality Group

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steak house company in the U.S. as measured by the total number of company-owned and franchise-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

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